Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 24, 2021, with respect to the consolidated financial statements of Auna S.A.A. (formerly known as Auna S.A. and formerly known as Grupo Salud del Perú S.A.C.) and Subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Caipo y Asociados S. Civil de R.L.

Lima, Peru

August 25, 2021